EXHIBIT 10.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”), is made effective as of the 8th day of May, 2009 (the “Second Amendment Effective Date”), by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”), and ELECTRONIC ARTS-TIBURON, A FLORIDA CORPORATION f/k/a Tiburon Entertainment, Inc. (“Tenant”).

BACKGROUND:

A. Landlord’s predecessor in interest, ASP WT, L.L.C., a Delaware limited liability company, and Tenant entered into that certain Lease for Space at Summit Park I, dated June 15, 2004 (the “Original Premises Lease”), with a Lease Commencement Date of January 1, 2005, and an expiration date of June 30, 2010, for 117,201 square feet in the building known as Maitland Summit Park I, located at 1950 Summit Park Drive, Maitland, Florida (the “Original Premises”).

B. Landlord and Tenant entered into that certain First Amendment to Lease, dated December 13, 2005 (the “First Amendment”) (with the Original Premises Lease and the First Amendment being together referred to as the “Original Lease”, and with the Original Lease, as modified by the terms and conditions of this Second Amendment, being hereafter collectively referred to as the “Lease”) for Building I and 23,163 square feet on the 6th Floor in the building known as Maitland Summit Park II, located at 1958 Summit Park Drive, Maitland, Florida (the “Expansion Premises”) (the Original Premises and the Expansion Premises are hereafter collectively the “Leased Premises”).

C. Landlord and Tenant desire to extend the Lease Term for an additional period of five (5) years and four (4) months with respect to the Original Premises and for an additional period of five (5) years with respect to the Expansion Premises, and provide for two (2) additional options to renew, each for a period of five (5) years

D. Tenant desires to have and Landlord has agreed to provide Tenant with the option to lease the 11,039 square foot suite currently occupied by ZOM, Inc., a Florida corporation, located in Building I (the “Second Expansion Premises”), to be effective no earlier than December 1, 2010 and no later than November 30, 2013, on the terms and conditions set forth below in this Second Amendment.

E. Landlord and Tenant desire to amend the Original Lease to extend the Lease Term, address the option for the Second Expansion Premises and to provide for certain other matters, all as set forth in this Second Amendment.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1. Recitals; Capitalized Terms. The recitals set forth above are true and correct and are incorporated herein by this reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Original Lease.

2. Definitions. Section 1.1 of the Original Lease is hereby deleted in its entirety and the following new Section 1.1 is inserted in place and in lieu thereof:

1.1 DEFINITIONS.

a.	Leased Premises shall mean those suites/floors within both the Original Premises and the Expansion Premises, and shall include the Second Expansion Premises if and when the option for the Second Expansion Premises is exercised by Tenant, subject to such other adjustments as are specifically contemplated and provided in the Lease.

b.	Original Premises shall mean those suites/floors within Building I as described in Schedule 1.

c.	Expansion Premises shall mean those suites/floors within Building II as described in Schedule 1.

d.	Second Expansion Premises shall mean those suites/floors within Building I as described in Section 5 of this Second Amendment.

e.	Building shall mean both Building I and Building II.

f.	Building I shall mean Maitland Summit Park I located at 1950 Summit Park Drive, Orlando, Florida 32801.

g.	Building II shall mean Maitland Summit Park II located at 1958 Summit Park Drive, Orlando, Florida 32801.

h.	Project shall mean both Building I and Building II, and the parking facilities and the property owned by Landlord on which the said buildings are located.

i.	Tenant’s Building I Square Footage shall mean 117,201 rentable square feet (which shall increase to 128,240 rentable square feet if and when the option for the Second Expansion Premises is exercised by Tenant); Total Building I Square Footage of Building I shall mean 128,240 rentable square feet.

j.	Tenant’s Building II Square Footage shall mean 23,163 rentable square feet; Total Building II Square Footage of Building II shall mean 128,934 rentable square feet.

k.	Lease Commencement Date shall mean January 1, 2005; Lease Expiration Date shall mean October 31, 2015, subject to extension for Renewal Term(s) as provided in Section 12.4 of this Lease; Lease Term shall mean the time period between and including the Lease Commencement Date and Lease Expiration Date.

l.	Extension Term shall mean: (i) the time period between (and including) July 1, 2010 and October 31, 2015 with respect to Building I, and (ii) the time period between (and including) November 1, 2010 and October 31, 2015 with respect to Building II.

m.	Building I Base Rent shall mean those amounts as set forth in Section 13.17 of this Lease, plus applicable sales tax, if any; but subject to adjustment as provided in this Lease.

n.	Building II Base Rent shall mean those amounts as set forth in Section 13.17 of this Lease, plus applicable sales tax, if any; but subject to adjustment as provided in this Lease.

o.	Base Rent shall mean Building I Base Rent and Building II Base Rent combined, together with base rent payable, if any, for the Second Expansion Premises by Tenant pursuant to this Lease, plus applicable sales tax.

p.	Tenant’s Building I Pro Rata Share shall mean 91.4%, but subject to adjustment should either or both of the options under Section 12.3 and/or Section 12.4 of this Lease be exercised.

q.	Tenant’s Building II Pro Rata Share shall mean 17.97%, but subject to adjustment should either or both of the options under Section 12.3 and/or Section 12.4 of this Lease be exercised.

r.	Tenant’s Pro Rata Share shall mean Tenant’s Building I Pro Rata Share and Tenant’s Building II Pro Rata Share combined.

s.	Deposit Not used; there is no deposit; Prepaid Rent Not used; there is no Prepaid Rent.

t.	Permitted Purpose shall mean general office use and such other ancillary uses as are specifically and expressly contemplated or permitted pursuant to this Lease.

u.	Authorized Number of Parking Spaces shall mean: (i) with respect to Building I and the Original Premises, a minimum of 484 unreserved spaces at a rate of $-0- per space per month, and (ii) with respect to Building II and the Expansion Premises, 4.5 parking spaces per 1,000 rentable square feet unreserved parking spaces in the Building II parking structure (i.e., 103 spaces), at a rate of $-0- per space per month; provided, however, of the 103 Building II parking spaces, Landlord shall provide 4 reserved parking spaces, at no charge, at locations to be determined by Landlord in the Building II parking structure. In addition, Tenant may use additional parking spaces in the Building II parking structure in excess of the foregoing ratio without any additional consideration, provided that

Tenant’s use of the same does not interfere with the use of such parking by other tenants of Building II. Once Landlord substantially completes construction of its next phase of development at Maitland Summit Park, the foregoing right of the Tenant to use additional parking within the Building II parking structure beyond the 4.5 parking spaces per 1,000 rentable square feet shall terminate and expire (provided, however, that during the construction period, Landlord may reduce such additional parking, if necessary, to accommodate the construction).

v.	Managing Agent shall mean Landlord.

w.	Landlord’s Mailing Address: 2400 Lake Orange Drive, Suite 110, Orlando, Florida 32837, telephone: 407-447-1776, and fax: 407-888-3242. Copy to: Attn: General Counsel, 500 Chesterfield Parkway, Malvern, Pennsylvania 19355.

x.	Tenant’s Mailing Address: 1950 Summit Park Drive, Orlando, Florida 32810, telephone: 407-386-4000, and fax: 407-386-4555, with copy to 209 Redwood Shores Parkway, Redwood City, California 94065, attn: Vice President, Global Real Estate.

y.	Market Base Rent shall mean market rents, tenant improvements, rent concessions and other typical and material financial lease terms for renewing tenants in similar Class A office space in Maitland, Florida.

z.	Business Day shall mean each weekday that the majority of Banks located in Orange County, Florida are open for business.

3. Lease Term. The Lease Term shall be extended for both the Original Premises and the Expansion Premises, for an additional sixty-four (64) months with respect to the Original Premises and for an additional sixty (60) months with respect to the Expansion Premises, with each terminating concurrently on the Lease Expiration Date of October 31, 2015, but subject to extension for Renewal Term(s) as provided in Section 12.4 of this Lease.

4. Landlord Improvements. During the Lease Term, Landlord will implement the following capital improvement projects for the Building: (A) by no later than June 1, 2009, Landlord will replace the roofing materials (and not structural components) for Building I, (B) by no later than June 1, 2009, Landlord will use diligent and commercially reasonable efforts to make any other repairs as may be reasonably necessary to correct and/or diminish to the extent practicable, any water leaks for Building II, (C) by no later than January 1, 2010, Landlord will (i) connect all unconnected and currently installed VAV’s and HVAC units in the Leased Premises to the existing Energy Management System (EMS), (ii) connect all common area lighting to the EMS, (iii) allow Tenant to monitor and control the HVAC and lighting systems of the Leased Premises by means of the EMS, (iv) by no later than October 1, 2009, install a new fire panel for Building I, and until replaced, maintain the existing fire panel in working condition, (D) perform such repairs and maintenance to the cooling towers for Building I and install any requisite upgrades as commercially reasonable in order to keep such cooling towers in working condition, and (E) such other capital improvements for the Building as may be deemed warranted by Landlord during the Lease Term in the exercise of commercially reasonable discretion, and consistent with Landlord’s approved capital improvement budget, as may be modified from time to time, for the Leased Premises. These possible other capital improvements include, but are not limited to, the replacement of the cooling towers for Building I and Building II, and renovation and refurbishment of all Building restrooms on floors that are fully or partially occupied by Tenant. Such restroom renovations would include replacement of damaged tiles and replacement of existing faucets with automatic sensor faucets by October 1, 2009. Other such restroom renovations (to include replacement of sinks, mirrors, countertops, and fixtures of the type and quality selected by Landlord subject to reasonable approval by the Tenant) would be performed by Landlord within one and a half (1.5) years after the Second Amendment Effective Date. Any and all capital improvements made by Landlord as described in this Paragraph 4 shall be deemed the “Landlord’s Additional Capital Improvements.” Notwithstanding the foregoing, nothing in this Section 4 shall alleviate or diminish Landlord’s maintenance obligations set forth in this Lease, and such maintenance activities shall include, without limitation, the repair of any non-working bathroom fixtures and other equipment in the Building restrooms on floors that are fully or partially occupied by Tenant.

5. Second Expansion Option. During the Lease Term, Tenant shall have the one (1) time right and option to lease (“Option to Lease”) the 11,039 square feet suite in Building I currently occupied by ZOM, Inc. (the “Second Expansion Premises”) commencing no earlier than December 1, 2010, which Second Expansion Premises are more particularly described and depicted on Exhibit “A” attached hereto and incorporated herein by this reference. If Tenant desires to exercise its Option to Lease, Tenant shall give Landlord written notice thereof (“Second Expansion Option Notice”), which Second Expansion Option Notice shall specify the date (being the date that is no later than ten (10) months and no earlier than six (6) months after the date of the Second Expansion Option Notice) on which Tenant desires its lease and occupancy of the Second Expansion Premises to commence. Notwithstanding the foregoing, Tenant shall not be entitled to exercise the Option to Lease effective after November 30, 2013. Within fifteen (15) Business Days after delivery of Tenant’s Second Expansion Notice to Landlord, Landlord shall deliver to Tenant a proposed amendment to this Lease establishing the lease terms for the Second Expansion Premises (which proposed amendment shall be consistent with the terms and conditions of this Section 5, shall contain mutually satisfactory terms and shall be negotiated and executed by Landlord and Tenant in good faith). The foregoing Option to Lease: (i) is subject to there being no Tenant event of default under this Lease that is not cured within the applicable cure period and provided that Landlord has not given Tenant notice of default more than two (2) times during the immediately preceding twelve (12) months, (ii) is personal to Tenant and may not be assigned (except in the case of a permitted assignment or sublease of this Lease as provided in Section 6.4 of this Lease), and (iii) shall be available to and exercisable by the Tenant only when the Tenant is in actual possession and physical occupancy of the Leased Premises.

If Tenant exercises the Option to Lease, Landlord shall provide the Tenant Improvement Allowance (defined below) in the amount and for such purposes as provided in Section 9B of this Second Amendment. Upon exercise of Option to Lease, the lease term for the Second Expansion Premises shall commence on the date specified in the Second Expansion Option

Notice (being the date that is no later than ten (10) months and no earlier than six (6) months after the date of the Second Expansion Option Notice (the “Second Expansion Commencement Date”), and shall expire on the Lease Expiration Date. Base Rent, Operating Costs and other amounts due with respect to the Second Expansion Premises shall first become due on the Second Expansion Commencement Date. If the Second Expansion Commencement Date is not the first day of a calendar month, then Base Rent, Operating Costs and other amounts due under the Lease with respect to the Second Expansion Premises shall be apportioned on a per diem basis and shall be paid on or before the Second Expansion Commencement Date. The initial base rent for the Second Expansion Premises shall be an amount equal to the Building II Base Rent applicable as of the Second Expansion Commencement Date, and such Second Expansion space base rent shall be adjusted thereafter in amounts equal to the Building II Base Rent adjustments for the remaining time period of the Lease Term. Notwithstanding the foregoing, Tenant’s right to lease the Second Expansion Premises is subject to the existing rights of Charles Schwab & Co., Inc. (“Schwab”).

6. Parking for Second Expansion Premises. If Tenant exercises its Option to Lease as provided in Section 5 of this Second Amendment, then the parking deck for Building I will be designated for Tenant’s exclusive use, on the same terms and conditions as provided in Schedule 5 attached to the Original Premises Lease.

7. Base Rent Adjustment. Section 13.17 of the Lease is hereby revised to include the following new paragraphs:

Subject to adjustment based on the determination of Operating Expenses pursuant to Section 3.3 of this Lease, Building I Base Rent shall be adjusted on the following dates and in the following manner (with Month 67 being July, 2010):

Period	Total Base Rent per Square Foot			Total Base Rent per Month			Total Base Rent for Period
	Rent	Operating Costs	Total	Rent	Operating Costs	Total
Months 67-70	$17.07	$7.21	$24.28	$166,718.43	$70,418.27	$237,136.69	$948,546.77
Months 71-82	$15.50	$7.76	$23.26	$151,384.63	$75,789.98	$227,174.61	$2,726,095.26
Months 83-94	$15.89	$7.95	$23.84	$155,193.66	$77,645.66	$232,839.32	$2,794,071.84
Months 95-106	$16.28	$8.16	$24.44	$159,002.69	$79,696.68	$238,699.37	$2,864,392.44
Months 107-118	$16.69	$8.36	$25.05	$163,007.06	$81,650.03	$244,657.09	$2,935,885.05
Months 119-130	$17.11	$8.57	$25.68	$167,109.09	$83,701.05	$250,810.14	$3,009,721.68

Subject to adjustment based on the determination of Operating Expenses pursuant to Section 3.3 of this Lease, Building II Base Rent shall be adjusted on the following dates and in the following manner (with Month 55 being November, 2010):

Period	Total Base Rent per Square Foot			Total Base Rent per Month			Total Base Rent for Period
	Rent	Operating Costs	Total	Rent	Operating Costs	Total
Months 55-66	$15.50	$6.57	$22.07	$29,918.88	$12,681.74	$42,600.62	$511,207.41
Months 67-78	$15.89	$6.73	$22.62	$30,671.67	$12,990.58	$43,662.26	$523,947.06
Months 79-90	$16.28	$6.91	$23.19	$31,424.47	$13,338.03	$44,762.50	$537,149.97
Months 91-102	$16.69	$7.08	$23.77	$32,215.87	$13,666.17	$45,882.04	$550,584.51
Months 103-114	$17.11	$7.25	$24.36	$33,026.58	$13,994.31	$47,020.89	$564,250.68

8. Operating Costs. Section 3.3 of the Original Premises Lease and Section 4 of the First Amendment are hereby deleted in their entirety and the following new Section 3.3 is hereby inserted in place and in lieu thereof:

3.3	OPERATING COSTS. Tenant shall pay its share of Operating Costs in accordance with the terms and conditions of this Section 3.3, as follows:

(A)	For the purposes of this Section 3.3 and this Lease, the following terms shall have the following meanings and definitions:

(i)	“Operating Costs” shall mean all reasonable and actual expenses relating to the Leased Premises, the Building or the Project, including but not limited to: real estate taxes and assessments; gross rents, sales, use, business, corporation, franchise or other taxes (except income taxes); utilities not separately chargeable to other tenants; insurance premiums and (to the extent used) deductibles; maintenance, repairs and replacements; refurbishing and repainting; equipment, tools, materials and supplies; air conditioning, heating and elevator service; property management including typical market management fees; security; employees and contractors; resurfacing and restriping of walks, drives and parking areas; signs, directories and markers; landscaping; and snow and rubbish removal. Operating Costs shall not include expenses for legal services, real estate brokerage and leasing commissions, Landlord’s income taxes, income tax accounting, interest, depreciation, general corporate overhead, or capital improvements to the Building or Project except for capital improvements installed for the purpose of reducing or controlling expenses, or required by any governmental or other authority having or asserting jurisdiction over the Building or Project. If any expense, though paid in one year, relates to more than one calendar year, at option of Landlord, such expense may be proportionately allocated among such related calendar years. In the event that the Building is not fully leased during any calendar year, Landlord may make appropriate adjustments to the Operating Costs, using reasonable projections, to adjust such costs to an amount that would normally be expected to be incurred if the Building were 95% leased, and such adjusted costs shall be used for purposes of this Section 3.3. Landlord and Tenant hereby acknowledge and agree that the term “Operating Costs” as used in this Lease shall mean those defined Operating Costs for Building I and Building II, respectively. For purposes of calculating Tenant’s Pro Rata Share of any Operating Costs for each of Building I and Building II, the defined Operating Costs for Building I and the defined Operating Costs for Building II shall be calculated, treated, allocated and assessed separately, such that Tenant is obligated to pay, in accordance with the terms and conditions of this Section 3.3,

Tenant’s Building I Pro Rata Share of any Operating Costs for Building I and Tenant’s Building II Pro Rata Share of any Operating Costs for Building II. For the purposes of the calculation, assessment and payment of any Operating Costs pursuant to this Section 3.3, the term “Building” as used therein shall mean either Building I or Building II, as the case may be.

(ii)	“Base Year” shall mean: (i) the calendar year 2005 with respect to Building I; and (ii) the calendar year 2006 for Building II.

(iii)	“Excess Operating Costs” shall mean, during that portion of the Lease Term ending on (and including) October 31, 2010 (the “Remaining Original Lease Term”), any excess of (x) Operating Costs for any calendar year following the Base Year over (y) the actual Operating Costs of the Base Year.

(iv)	“Controllable Operating Costs” shall mean, during the Extension Term and any Renewal Term(s), common area maintenance, landscaping, HVAC maintenance and supplies, elevator maintenance, personnel for the Project, fire protection, pest extermination, management fee as long as management services are being provided by Landlord or an affiliate of Landlord, and other miscellaneous maintenance.

(v)	“Non-Controllable Operating Costs” shall mean, during the Remaining Original Lease Term, any Operating Costs, including without limitation, taxes, insurance and utilities, as well as other expenses, that increase by more than four percent (4%) per annum by reason of one or more Force Majeure event. During the Extension Term and any Renewal Term(s), “Non-Controllable Operating Costs” shall mean all Operating Costs that are not Controllable Operating Costs.

(vi)	“Operating Costs Cap” shall mean a maximum annual increase in the amount of Controllable Operating Costs equal to four percent (4%) per annum.

(vii)	“Force Majeure” shall mean any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause reasonably beyond the control of such party.

(B)	During the Remaining Original Lease Term, Tenant shall pay its share of Excess Operating Costs in accordance with the following terms of this Section 3.3(B):

Tenant shall pay, in equal monthly installments, Tenant’s Pro Rata Share of any estimated Excess Operating Costs for each calendar year, prorated for any partial calendar year, during the Remaining Original Lease Term. Annually, or from time to time, based on actual and projected Operating Cost data, Landlord may adjust its estimate of Operating Costs upward or downward. Within fifteen (15) days after notice to Tenant of a revised estimate of Operating Costs, Tenant shall remit to Landlord a sum equal to any shortage of the amount which should have been paid to date for the then current calendar year based on the revised estimate, and all subsequent monthly estimated payments shall be based on the revised estimate. Landlord shall cap controllable operating cost increases, constituting the Excess Operating Costs, to four percent (4%) per year, provided that such Operating Cost Cap shall not apply to Non-Controllable Operating Costs. Should the Force Majeure event subside and cease to affect Non-Controllable Operating Costs, such expenses shall be adjusted downward as appropriate and shall again be subject to the Operating Costs Cap in increases described above.

(C)	During that portion of the Lease Term subsequent to (and including) November 1, 2010 (the “Remainder Lease Term”), but not during the Remaining Original Lease Term, the Base Rent and Tenant’s share of Operating Costs shall be governed by the following terms and conditions of this Section 3.3(C):

The Base Rent applicable during the Remainder Lease Term, as set forth in Section 13.17 of this Lease, has been calculated using an estimate of the Operating Costs. The Base Rent for the first year of the Remainder Lease Term shall be adjusted (increased or decreased) based on the actual 2009 Operating Costs, which shall expressly exclude the costs of Landlord’s Additional Capital Improvements (and with calendar year 2009 being referred to as the “Remainder Base Year”). For example, if the 2009 Operating Costs for Building 1 are $7.90 per square foot (instead of $7.76 per square foot as estimated), the Base Rent shall be $23.40 per square foot for Building I for the first year of the Remainder Lease Term. After such adjustment, Base Rent shall increase annually on the anniversary date of the Remainder Lease Term by two and one-half percent (2.5%), provided that Tenant’s share of Operating Costs comprising a portion of the Base Rent will be subject to reconciliation for actual Operating Expenses as provided in Section 3.3 (D) below. For example, if the Base Rent had adjusted to $23.40 per square foot for the first year of the Remainder Lease Term, the Base Rent would increase to $23.99 per square foot for the second year, $24.58 per square foot in the third year, etc. Operating Costs will be charged to the Tenant on a calendar year basis. During the Remainder Lease Term, Tenant shall pay

Tenant’s Pro Rata Share of the amount of actual Operating Costs for such calendar year in excess of the Operating Costs for the Remainder Base Year, subject to the Operating Costs Cap.

In the event increases in Controllable Operating Costs exceed the Operating Costs Cap with respect to one or both of the Buildings, Landlord reserves the right to reduce the scope of services for such Building(s) so that the increases in Controllable Operating Costs do not exceed the Operating Costs Cap. In such event, Landlord shall use all commercially reasonable efforts to meet the cap on Controllable Operating Costs, including competitive bidding to at least three (3) service providers. Prior to any reduction in the scope of services, Landlord shall provide written notice of such reduction to Tenant, and Tenant shall have the right, by written notice to Landlord delivered no later than ten (10) Business Days after the date of Landlord’s notice, to waive the cap and pay the additional increase in Controllable Operating Costs.

(D)	As soon as possible after the first day of each calendar year during the Lease Term, but no later than seventy-five (75) days thereafter, Landlord shall compute the actual Operating Costs for the prior calendar year, and shall give notice thereof to Tenant. Within thirty (30) days after receipt of such notice, Tenant shall pay any deficiency between estimated and actual in Tenant’s Pro Rata Share of any Operating Costs for the prior calendar year (prorated for any partial calendar year at the beginning or end of the Lease Term). In the event of overpayment by Tenant, Landlord shall issue a check to Tenant within thirty (30) days for the amount of the overpayment. Tenant or its representatives shall have the right, upon reasonable notice, to examine Landlord’s books and records with respect to the Operating Costs at the management office during normal business hours at any time within sixty (60) days following the delivery by Landlord to Tenant of the notice of actual Operating Costs. Tenant shall have an additional ten (10) days to file any written exception to any of the Operating Costs.

(E)	During the Lease Term, Operating Costs shall not include any cleaning supplies, or cleaning, janitorial and other similar services, for the Leased Premises or for the common areas of Building I. Tenant shall, at Tenant’s sole expense, provide all such cleaning supplies and cleaning, janitorial and other similar services for the Leased Premises and for the common areas of Building I in a manner, level and with vendors acceptable to Landlord in the exercise of commercially reasonable discretion.

9. Tenant Improvements. The parties acknowledge and agree that Section 4.1 and 4.2 of the Original Premises Lease related to and applied to the previously completed improvements and tenant work with respect to the Original Premises, and that Section 5 of the First Amendment related to and applied to previously completed improvements and tenant work with respect to the Expansion Premises. Landlord agrees to provide additional allowances to Tenant to (i) refurbish the existing space in the Original Premises and the Expansion Premises, and (ii) provide Tenant with a tenant improvement allowance in the event Tenant exercises the Option to Lease. Accordingly, the following terms and conditions relate to the Tenant Work (defined below) to be completed with the Tenant Refurbishment Allowance (defined below) and to the Tenant work to be completed with the Tenant Improvement Allowance (defined below) provided with respect to the Second Expansion Premises, all as more particularly detailed below.

A. Tenant Refurbishment for Original Premises and Expansion Premises.

(1) Subject to Tenant’s compliance with Section 9C below, Landlord shall pay to Tenant or to Tenant’s contractors upon Tenant’s request, as more specifically set forth below in this Section 9A, up to $1,507,509.36 ($10.74 per rentable square foot of the Leased Premises) for the hard costs, architectural fees and permitting fees (the “Tenant Refurbishment Allowance”) for certain work to be performed upon the Leased Premises at the request of Tenant which is for the benefit of and under the control of Tenant (such work will be considered “Tenant Refurbishment”). The Tenant Refurbishment shall include any and all work with respect to the lobby, courtyard and café in Building I as described in Section 13.14 of the Lease. Tenant shall be solely responsible for any costs for the Tenant Refurbishment above the Tenant Refurbishment Allowance. The Tenant Refurbishment shall include those improvements detailed on Exhibit “C” attached hereto and incorporated herein by this reference (the “Proposed Tenant Refurbishment”); provided, however, that Tenant shall be allowed to reallocate the Tenant Refurbishment Allowance between the Proposed Tenant Refurbishment and other refurbishment improvements detailed on Exhibit “C”, in Tenant’s reasonable discretion with Landlord’s prior written approval, which shall not to be unreasonably withheld, conditioned or delayed.

(2) Prior to proceeding to obtain permits for the Tenant Refurbishment, Tenant shall cause to be prepared and submitted to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed), all Plans and Specifications (defined below) necessary to construct and complete the Tenant Refurbishment. Upon obtaining Landlord’s approval of such Plans and Specifications in accordance with the terms and provisions set forth in the following paragraph, Tenant may proceed to construct and complete the Tenant Refurbishment.

(3) Upon Landlord’s receipt of the items set forth in the Section 9C below, Landlord shall within thirty (30) days remit to Tenant the Tenant Refurbishment Allowance; provided, however: (a) if the Tenant Refurbishment Allowance is less than the actual hard costs, architectural fees and permit fees for Tenant Refurbishment, Landlord shall only be responsible to pay to Tenant the actual hard costs, architectural fees and permit fees for the Tenant Refurbishment; and (b) in the event Tenant has not obtained a certificate of occupancy for the Tenant Refurbishment within forty-eight (48) months after the Second Amendment Effective Date, Landlord shall not be obligated to pay to Tenant the Tenant Refurbishment Allowance. Further, any improvements or construction to the Leased Premises, including, without limitation, the Tenant Refurbishment, shall not delay the payment of Rent or other amounts due by Tenant under the Lease.

B. Tenant Improvements for Second Expansion Premises.

(1) Subject to Tenant’s compliance with Section 9C below, Landlord will provide Tenant with an allowance (the “Tenant Improvement Allowance”) against the cost of the improvements to the Second Expansion Premises and against the fees and costs incurred by Tenant with respect to preparation of the Plans and Specifications for the Second Expansion Premises and all permit fees. The Tenant Improvement Allowance shall be Ten Dollars ($10.00) per rentable square foot of the Second Expansion Premises (i.e., a total of One Hundred Ten Thousand Three Hundred Ninety and No/100 Dollars ($110,390.00)). Landlord shall disburse and pay the Tenant Improvement Allowance to Tenant or to Tenant’s contractors upon Tenant’s request. Tenant shall be obligated to pay, when due, the cost of Tenant’s Work to the extent that the same exceeds the Tenant Improvement Allowance.

(2) Subject to the provisions hereof, Tenant shall cause the construction and installation of all improvements to the Second Expansion Premises in accordance with the Approved Plans and Specifications, as hereinafter defined, and as necessary to permit Tenant to occupy same and conduct normal business operations (such improvements being referred to herein as “Tenant Expansion Work”). In connection with the Tenant Expansion Work, Tenant will have a construction manager (the “Construction Manager”) who will serve as Tenant’s representative in communicating and dealing with Landlord in the implementation, progress and completion of Tenant Expansion Work. Landlord agrees to work cooperatively with the Construction Manager, and all rights and obligations of the Tenant under this Section 9 may be performed, exercised and/or satisfied by or on behalf of Tenant by the Construction Manager.

(3) Within twenty (20) days after Tenant exercise of its Option to Lease, Tenant shall deliver to Landlord a proposed space plan for the Second Expansion Premises, and thereafter, the parties shall mutually approve a space plan for the Second Expansion Premises within thirty (30) days of Tenant’s delivery of a proposed space plan to Landlord. Upon such agreement, the approved space plan shall be acknowledged by the parties in writing. Tenant shall then prepare detailed set of Plans and Specifications, which shall be based on the mutually approved space plan. The Plans and Specifications shall be prepared by Tenant’s architect and engineer.

(4) Landlord has made no representations or warranties relating to the Second Expansion Premises; upon the exercise of Tenant’s Option to Lease the Second Expansion Premises, Tenant will accept the Second Expansion Premises in its “as is” condition, Landlord assume no responsibility whatsoever, and shall not be liable, for the manufacturer’s, architect’s or engineer’s design or performance of any structural, mechanical, electrical, or plumbing systems or equipment or any other matter set forth in the Plans and Specifications otherwise.

(5) Upon Landlord’s receipt of the items set forth in the Section 9C below, Landlord shall within thirty (30) days remit to Tenant the Tenant Improvement Allowance, provided, however (a) if the Tenant Improvement Allowance is less than the actual hard costs, architectural fees and permit fees for the Tenant Expansion Work, Landlord shall only be responsible to pay to Tenant the actual hard costs, architectural fees and permit fees for the Tenant Expansion Work; and (b) in the event Tenant has not obtained a certificate of occupancy for the Tenant Expansion Work within forty-eight (48) months from the Second Expansion

Commencement Date, Landlord shall not be obligated to pay to Tenant the Tenant Refurbishment Allowance. Further, any improvements or construction to the Leased Premises, including, without limitation, the Tenant Expansion Work, shall not delay the payment of Rent or other amounts due by Tenant under the Lease

C. Completion of Tenant’s Work.

(1) The Tenant’s Refurbishment Work and any other improvements to be completed by Tenant with respect to the Original Premises and the Expansion Premises, and the Tenant Expansion Work for the Second Expansion Premises if Tenant exercises the Option to Lease, shall be considered for purposes of this Section 9 to be “Tenant’s Work” All plans, specifications and other detailed construction drawings and material for any aspect of the Tenant Work that have to be submitted to Landlord for approval shall be deemed to be “Plans and Specifications”. All Plans and Specifications approved or deemed approved by Landlord shall be “Approved Plans and Specifications”.

(2) The Plans and Specifications for the Second Expansion Premises shall be subject to Landlord’s review and approval, which shall not be unreasonably withheld. Landlord shall accept or notify Tenant of its objections to such Plans and Specifications within five (5) Business Days after receipt thereof; provided however, that if the Plans and Specifications for the Second Expansion Premises are substantially similar to and consistent with the current build out, finish and improvement of other portions of the Original Premises and the Expansion Premises, then such submittal will be presumed to be a submittal that Landlord would approve, and if Landlord has objections or disapproves such submittal, Landlord will detail with specificity the changes that are revisions that are required that are not related to the aspects that are substantially similar and consistent with current build out, finish and improvement of other portions of the Original Premises and the Expansion Premises. In the event Landlord fails to either accept the Plans and Specifications or notify Tenant of its objections to such Plans and Specifications within the five (5) Business Day time period, then the Plans and Specifications shall be deemed approved by Landlord. If the Plans and Specifications are not acceptable, Landlord shall notify Tenant in writing of the reasons for such disapproval and required revisions and amendments thereto, and Tenant shall have five (5) days after receipt of Landlord’s notice thereafter to correct and revise and submit amended Plans and Specifications to Landlord for consideration. Once Landlord approves the Plans and Specifications, Tenant shall, within fifteen (15) days, provide Landlord with one (1) set of the Plans and Specifications which shall be signed and dated by both parties (and any changes to the Plans and Specifications shall be made only by written addendum signed by both parties).

(3) All inspections and approvals necessary and appropriate to complete Tenant’s Work in accordance with the Approved Plans and Specifications and as necessary to obtain a certificate of use and occupancy as hereinafter provided are the responsibility of Tenant and its general contractor. Tenant shall arrange a meeting prior to the commencement of construction between Landlord, Tenant and Tenant’s contractor for the purpose of organizing and coordinating the completion of Tenant’s Work.

(4) All of Tenant’s Work shall be completed in a good and workmanlike manner and shall be in conformity with the applicable building codes. All Tenant Work shall be performed in compliance with the terms of the Lease and pursuant to the Approved Plans and Specifications, and by qualified, licensed and insured contractors and subcontractors all as approved by Landlord (“Tenant’s Contractors”). Tenant’s Contractors shall carry insurance in such amounts as Landlord may reasonably required naming Landlord as additional insured. Tenant shall supervise and oversee the performance of the Tenant Refurbishment by Tenant’s Contractors and Tenant hereby acknowledges and agrees that Landlord shall have no responsibility thereto nor is Landlord requiring said Tenant Refurbishment pursuant to this Lease. Tenant shall be responsible for obtaining any and all building permits or other authorizations required by any governmental authority in connection with Tenant Work.

(5) Upon substantial completion of Tenant’s Work, Tenant shall furnish to Landlord:

(i) a certificate of use and/or occupancy issue by the appropriate governmental authority and other evidence due for work done and materials furnished in completing Tenant’s Work have been paid; and

(ii) a notarized affidavit from Tenant’s contractor(s) listing the amounts paid and stating that all amounts due for work done and materials furnished in completing Tenant’s Work have been paid; and

(iii) release of lien from any subcontractor or material supplier that has given Landlord a Notice to Owner pursuant to Florida law; and

(iv) “as built” drawings of the Leased Premises, with a list and description of all work performed by the contractors, subcontractors, and material suppliers.

(6) In connection with the Tenant’s Work, Tenant hereby specifically acknowledges and agrees that any improvements or modifications to the Leased Premises, including without limitation, the Second Expansion Premises and/or Building II required to bring the same into compliance with current applicable laws, rules, regulations and building codes, shall be at the sole cost of the Tenant and shall be included within the costs described in Section 8 above or in the approved budget for Tenant’s Work constituting part of the Approved Plans and Specifications. For example, but not by way of limitation of the foregoing, Tenant shall be solely responsible at its cost for: any alteration or improvements required to bring the Second Expansion Premises into compliance with the Americans with Disabilities Act (ADA) or other laws, rules and regulations above existing ceilings within the Second Expansion Premises; correcting deficiencies in core walls and above the existing ceiling within the Second Expansion Premises, modifying egress lighting and adding battery pack lights, and additional wire supports for existing light fixtures. Tenant shall not be responsible for any alteration or improvements required to bring any common areas or other areas controlled by the Landlord within Building II (such as stairways, entrances, surroundings, and the lobby) into compliance with the Americans With Disabilities Act (ADA) or other laws, rules and regulations, unless such alterations or improvements are due to the Tenant Work or other improvements to be made under the terms of this Lease.

(7) No portion of the Leased Premises or the Project shall be subject to any liens for improvements made by Tenant. Tenant shall keep the Leased Premises and the Project free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant acknowledges that Landlord has filed a certain Statement by Property Owner Pursuant to Section 713.10, Florida Statutes Prohibiting Construction Liens, dated October 24, 2008 and recorded October 29, 2008 in Official Records Book 9782, Page 7029, Public Records of Orange County, Florida (the “Statement Prohibiting Construction Liens”), which applies to the Project. Tenant agrees to notify each of Tenant’s contractors in writing that no portion of the Leased Premises or the Project shall be subject to any liens for improvements made by Tenant, and provide a copy of the Statement Prohibiting Construction Liens to each and every contractor engaged by Tenant for performance of any part of, or delivery of materials for, the Tenant Work, and will also require such contractors and material suppliers to provide a copy to each of their subcontractors and material suppliers.

10. Renewal Option. Section 12.4 of the Original Lease is hereby deleted in its entirety and the following new Section 12.4 is hereby inserted in place and in lieu thereof:

12.4 RENEWAL OPTION. Tenant shall have two (2) options to renew (each, an “Option to Renew”) this Lease for five (5) years (each, a “Renewal Term”). If Tenant desires to exercise its Option to Renew, Tenant shall give Landlord written notice (“Renewal Notice”) thereof on or before twelve (12) months prior to expiration of the Lease Term (or the Least Term as extended by a previously exercised Option to Renew). During the thirty (30) day period following Landlord’s receipt of the Renewal Notice, Landlord and Tenant shall use reasonable efforts to negotiate a mutually agreeable Market Base Rent, as defined in 1.1, for the Renewal Term. The Market Base Rent shall be negotiated in light of then current terms for renewing tenants for comparable space, including market rents, term of renewal and operating expense pass-throughs. Within fifteen (15) Business Days after agreement by the Landlord and the Tenant on the Market Base Rent and other terms of the renewal, Landlord shall deliver to Tenant an amendment to this Lease extending this Lease on such terms. If the terms are acceptable to Tenant, then Tenant shall execute and deliver the amendment to Landlord, within twenty (20) Business Days following receipt of such amendment. The foregoing option and rights are (i) subject to there being no Tenant event of default under this Lease that is not cured within the applicable cure period and provided that Landlord has not given Tenant notice of default more than two (2) times during the immediately preceding twelve (12) months, (ii) personal to Tenant and may not be assigned (except in the case of a permitted assignment or sublease of this Lease as provided in Section 6.4 of this Lease), and (iii) shall be available to and exercisable by the Tenant only when the Tenant is in actual possession and physical occupancy of the Leased Premises. Time is of the essence in the exercise of Tenant’s Option to Renew. Should Tenant fail to exercise such Option to Renew, execute and deliver any required documents, or perform any of its required obligations under this section, or should the parties be unable to agree on Market Base Rent for the Renewal Term, within the time periods set forth above, then this Option to Renew and any other rights of Tenant under the Lease in the nature of options, shall be null and void, and the Lease shall terminate at the end of the then applicable Lease Term (or any applicable preceding Renewal Term).

11. Right of First Offer. Section 10 of the First Amendment is hereby deleted in its entirety.

Subject to the rights of Schwab, in the event that all or any portion of the rentable square feet of space located in Building I or Building II (in each case, the “Additional Space”) becomes available for rental during the Lease Term, and provided that Landlord has not given Tenant notice of default more than two (2) times during the immediately preceding twelve (12) months, that there then exists no event of default by Tenant under this Lease nor any event that with the giving of notice and/or the passage of time would constitute a default, and that Tenant is the sole occupant of the Leased Premises (including the Expansion Premises and the Second Expansion Premises), Tenant shall have the right of first offer to lease any or all of the Additional Space, subject to the following:

(a) Landlord shall notify Tenant when the Additional Space first becomes available for rental and Tenant shall have seven (7) days following receipt of such notice within which to notify Landlord in writing that Tenant is interested in negotiating terms for leasing such Additional Space and to have its offer considered by Landlord prior to the leasing by Landlord of the Additional Space to a third party. If Tenant notifies Landlord within such time period that Tenant is so interested, then Landlord and Tenant shall have thirty (30) days following Landlord’s receipt of such notice from Tenant within which to negotiate, in good faith, mutually satisfactory terms for the leasing of the Additional Space by Tenant and to execute an amendment to this Lease incorporating such terms or a new lease for the Additional Space.

(b) If Tenant does not notify Landlord within such seven (7) day time period of its interest in leasing the Additional Space, or if Tenant does not execute such Lease amendment within such thirty (30) days, if applicable, then this right of first offer to lease the Additional Space will lapse and be of no further force or effect and Landlord shall have the right to lease the Additional Space to any other party on any terms and conditions acceptable to Landlord.

(c) This right of first offer to lease the Additional Space is a one-time right if and when each Additional Space first becomes available, is personal to Tenant and is non-transferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party.

12. Right of First Refusal. Landlord and Tenant hereby acknowledge and agree that the ROFR set forth in Section 13.20 of the Original Lease is hereby terminated, shall not apply to, and shall be of no further force and effect whatsoever with respect to, the Second Expansion Space, or any other space of Landlord.

13. Lobby/Courtyard Use. Section 13.14 of the Original Lease is hereby deleted in its entirety and the following new Section 13.14 is hereby inserted in place and in lieu thereof:

13.14 LOBBY/COURTYARD USE. Tenant shall, upon Landlord’s prior written approval, which shall not to be unreasonably withheld, conditioned or delayed, have the right to use the Building I lobby for display purposes in connection with Tenant’s business, including without limitation Tenant’s own furnishings, electronic screens and kiosks, subject to Landlord’s prior approval, provided such use and display is deemed by Landlord to be in good taste, as determined in Landlord’s reasonable discretion, and such use or displays do not interfere with any other tenant’s rights and does not constitute a nuisance. As long as Tenant occupies the entire first (1st) floor of Building I, Tenant will have the exclusive use of (at no additional cost) the courtyard area on the east side of Building I and may make improvements to suit its needs subject to Landlord’s reasonable approval. Tenant also may install and operate a café in the lobby of Building I, or in another location in Building I approved by Landlord. The location, design and construction of the café improvements shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord also agrees to the operation of a “Starbucks” type coffee service in the café to service employees and guests of tenants. Tenant shall install and maintain any such items at Tenant’s sole cost and expense, and Tenant shall, at Tenant’s sole cost and expense, remove any such items and restore the Building I lobby and courtyard to its original condition upon the expiration of the Lease Term, or earlier termination of this Lease. The approval and construction of the café and other improvements described in this paragraph shall be governed by the applicable terms and provisions of the Lease, as amended.

14. Additional Common Areas. Landlord intends to install a fitness center and showers, common seating and food services (“Additional Common Facilities”) in the new building being constructed by Landlord in Maitland Summit Park. Tenant shall have the right to use the Additional Common Facilities on a non-exclusive, first come-first served basis in common with other tenants (and authorized parties) of the Project and of the new building in Maitland Summit Park. Landlord does not guaranty any level of service or facilities, and reserves the right to change, modify, add to, diminish or terminate any or all of the Additional Common Facilities at any time without notice to Tenant.

15. Downsizing Option. Section 12.3 of the Original Lease is hereby deleted in its entirety and the following new Section 12.3 is hereby inserted in place and in lieu thereof:

DOWNSIZING OPTION. Tenant shall have a one time right to terminate a portion of the Leased Premises consisting of one full floor of the Leased Premises or the partial third (3rd) floor occupied in Building I (a “Terminated Floor”) any time following the thirty-sixth (36th) month of the Extension Term by providing nine (9) months prior written notice to Landlord (“Downsizing Notice”), and, simultaneous with the delivery of the Downsizing Notice to Landlord, paying a termination fee equal to the sum of (a) unamortized tenant improvement costs with respect to such floor as reasonably determined by Landlord, plus (b) four (4) months’ Base Rent applicable to the Terminated Floor in the amount in effect at the effective date of such termination. The foregoing option to downsize: (i) is subject to there being no event of default by Tenant under this Lease at the time such option is exercised that is not cured within the applicable cure period and provided that Landlord has not given Tenant notice of default more than two (2) times during the immediately preceding twelve (12) months, and (ii) is personal to Tenant and may not be assigned (except in the case of a permitted assignment or sublease of this Lease as provided in Section 6.4 of this Lease). Upon Tenant properly exercising its downsizing option set forth in this paragraph, the number of parking spaces allocated to Tenant shall be reduced proportionately.

16. Market Analysis. Upon Tenant’s delivery to Landlord of a written request for reimbursement, Landlord shall reimburse Tenant within twenty (20) days of Tenant’s request for reimbursement, up to $10,000.00 of the cost incurred by Tenant to engage a third party consultant to provide information and research on the commercial real estate market.

17. Brokerage Commissions. Tenant and Landlord each represents to the other that no broker or agent was instrumental in procuring or negotiating or consummating this Second Amendment, and Tenant and Landlord each agree to defend, indemnify and hold harmless the other party against any loss, cost, expense or liability for any compensation, commission, fee or charge, including reasonable attorney’s fees, resulting from any claim of any other broker, agent or finder claiming under or through the indemnifying party in connection with this Second Amendment or its negotiation.

18. Reaffirmation of Guaranty. Landlord has required Tenant to obtain for Landlord’s benefit an unconditional guaranty of Tenant’s performance of its obligations pursuant to the Lease, by Tenant’s parent company, Electronic Arts, Inc. (“Guarantor”). Guarantor executed and delivered to Landlord a certain Guaranty at the time of Tenant’s execution of the Original Lease. As a condition to and as additional consideration for Landlord entering into this Second Amendment, Guarantor shall provide the Reaffirmation of Guaranty set forth on Exhibit “B” attached hereto and incorporated herein by this reference, upon execution of this Second Amendment by Tenant.

19. Effect of Amendment; Conflict. Except as otherwise expressly modified or amended by this Second Amendment, the Lease remains in full force and effect in accordance with its terms. In the event of a conflict between the terms and provisions of this Second Amendment and the Lease, the terms and provisions of this Second Amendment shall control and be given effect. This Second Amendment shall be binding upon and inure to the benefit of the Landlord and the Tenant and their respective successors and assigns.

20. Deletion of Provisions. Landlord and Tenant hereby acknowledge and agree that the following sections of the First Amendment are hereby terminated and of no further force and effect whatsoever: Section 1.1, Section 5, Section 12 and Section 15.

21. Counterparts; Facsimile Copies. This Second Amendment may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument. To facilitate execution, the parties agree that this Second Amendment may be executed and telecopied to the other party and that an executed telecopy shall be binding and enforceable as an original.

22. Effective Date. The “Second Amendment Effective Date” shall be the date on which the last of the Landlord or the Tenant executed this Second Amendment and delivered a signed copy to the other party. The Second Amendment Effective Date shall be inserted into the first paragraph of this Second Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment intending to be bound as of the day and year first above written.

Witnesses:

/s/ Anne K. Toal Signature

Anne K. Toal
Print Name

/s/ Debbie Tornwall
Signature

Debbie Tornwall
Print Name

/s/ Curt Wilhelm
Signature

Curt Wilhelm
Print Name

/s/ Gabrielle Toledano
Signature

Gabrielle Toledano Print Name

/s/ Suzanne Petruno Signature

Suzanne Petruno
Print Name

/s/ Claire Cahill
Signature

Claire Cahill
Print Name

LANDLORD:

LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership

By:	LIBERTY PROPERTY TRUST, its sole general partner

By:	/s/ Robert Goldschmidt
Name:	Robert Goldschmidt
Title:	Senior Vice President
Date:	May 7, 2009

TENANT:

ELECTRONIC ARTS-TIBURON, A FLORIDA CORPORATION

By:	/s/ Steve Bené
Name:	Steve Bené
Title:	Secretary & Director
Date:	April 21, 2009

LANDLORD:

Liberty Property Limited Partnership

By:	Liberty Property Trust, Sole General Partner

By:	/s/ George J. Alburger, Jr.
Name:	George J. Alburger, Jr.
Title:	Chief Financial Officer
Date:

EXHIBIT “A”

TO

SECOND AMENDMENT TO LEASE

Site Plan Showing Second Expansion Premises

EXHIBIT “B”

TO

SECOND AMENDMENT TO LEASE

REAFFIRMATION OF GUARANTY

The undersigned Guarantor previously provided a certain Guaranty to Landlord in conjunction with the Original Lease, as defined in the foregoing Second Amendment. By executing this Reaffirmation of Guaranty, the undersigned Guarantor hereby consents to the terms and conditions of the foregoing Second Amendment, and ratifies and reaffirms the terms and conditions of the Guaranty, which Guaranty shall remain in full force and effect. The Guarantor hereby waives any defense to its obligations under the Guaranty based upon or arising out of the modifications to the Lease as provided in the First Amendment or in the foregoing Second Amendment. Notwithstanding any language contained in the Guaranty, Guarantor, to the extent permitted by law, waives any claim or other right which such Guarantor might now have or hereafter may acquire against Tenant, which arises from the existence or performance of such Guarantor’s liability or other obligations under the Guaranty.

IN WITNESS WHEREOF, the undersigned has executed the Reaffirmation of Guaranty on the date written below intending to be bound as of the Second Amendment Effective Date.

GUARANTOR:

ELECTRONIC ARTS, INC.

By:	/s/ Steve Bené
Name:	Steve Bené
Title:	SVP/General Consel
Date:	April 21, 2009

EXHIBIT “C”

TO

SECOND AMENDMENT TO LEASE

PRELIMINARY TENANT REFURBISHMENT SCHEDULE

Replace UPS Batteries – Building I

Replace Condenser – Building I

Window Protection – both Building I and Building II

Patio Improvements

Supplemental HVAC power protection/backup

Refurbish UPS system

HVAC tonnage for Servers

Replacement of Carpet – Building I and Building II

Cubicle Reconfigurations, Removal, Reinstallation, other

Café/Coffee Kiosk/service area

Loading Dock Door

FF&E / Millwork Refurbishment/Paint/Other

Other refurbishment of facilities

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